Exhibit (a)(4)

                              PILGRIM EQUITY TRUST

                    FORM OF ESTABLISHMENT AND DESIGNATION OF
                   SERIES AND CLASSES OF SHARES OF BENEFICIAL
                       INTEREST, PAR VALUE $0.01 PER SHARE

The undersigned, being a majority of the Trustees of the Pilgrim Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 5.11 and
5.13 of the Declaration of Trust dated June 12, 1998, as amended (the "Declaration of Trust"), hereby establish an additional series of the Trust (the "Fund"), and divide the shares of beneficial interest of the Fund ("Shares") into four separate classes (each a "Class" and collectively, the "Classes"), the Fund and the Classes hereby created having the following special and relative rights:

     1. The Fund shall be designated Pilgrim Biotechnology Index Plus Fund. The Classes thereof shall be designated as follows: Pilgrim Biotechnology Index Plus Fund Class A, Pilgrim Biotechnology Index Plus Fund Class B, Pilgrim Biotechnology Index Plus Fund Class C and Pilgrim Biotechnology Index Plus Fund Class Q.

     2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current registration statement on Form N-1A (File No. 33-56881) as filed with the United States Securities and Exchange Commission with respect to the Fund under the Securities Act of 1933, as amended (the "Registration Statement"). Each Share of each Class of the beneficial interests of the Fund shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such Class of Shares of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such Class of Shares of that Fund upon liquidation of the Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

     3. Each Share of beneficial interest of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together as a Class on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon.
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     4.   The assets and  liabilities of the Trust shall be allocated  among the
          Fund and each other series  within the Trust,  as set forth in Section
          5.11 of the Declaration of Trust, except as described below:

          a. Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should be properly allocated to the Shares of, a particular Class of the Fund may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

          b. The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges, and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes.

     5. Shares of each Class of the Fund may vary as to rights of redemption and conversion rights, as set forth in the then current prospectus for the Fund.

     6.   a.   Each  Class B Share of the  Fund,  other  than a share  purchased
               through   the   automatic   reinvestment   of  a  dividend  or  a
               distribution  with respect to Class B Shares,  shall be converted automatically,  and  without  any action or choice on the part of the holder  thereof,  into and be reclassified as a Class A Share of the Fund on the date that is the first  business day following
               the  last   calendar  day  of  the  month  in  which  the  eighth
               anniversary  date of the  date of the  issuance  of such  Class B
               Share falls (the "Conversion Date") on the basis of the relative net asset values of the two Classes, without the imposition of any sales load, fee or other charge;

          b. Each Class B Share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B Shares shall be segregated in a separate sub-account. Each time any Class B Shares of the Fund in a shareholder's Fund account (other than those in the sub-account) convert to Class A Shares of the Fund, a pro rata portion of the Class B Shares then in the sub-account will also convert to Class A Shares. The portion will be determined by the ratio that the shareholder's Class B Shares converting to Class A Shares bears to the shareholder's total Class B Shares not acquired through the reinvestment of dividends and distributions;

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          c.   The  conversion  of Class B  Shares  into  Class A shares  may be suspended if (i) a ruling of the Internal Revenue Service to the effect that the conversion of Class B Shares does not constitute a taxable event under Federal income tax law is revoked; or (ii) an opinion of counsel on such tax matter is withdrawn; or (iii) the Board of Trustees determines that continuing such conversions would have material, adverse tax consequences for the Fund or its Shareholders; and

          d. On the Conversion Date, the Class B Shares converted into Class A Shares shall cease to accrue dividends and shall no longer be deemed outstanding and the rights of the holders thereof (except the right to receive the number of Class A Shares into which the Class B Shares have been converted and any declared but unpaid dividends to the Conversion Date) shall cease. Certificates representing Class A Shares of the Fund resulting from the conversion of Class B Shares need not be issued until certificates representing the Class B Shares converted, if issued, have been received by the Trust or its agent duly endorsed for transfer.

     7. The shares of the Fund and of each Class of such Fund shall be subject to all provisions of the Declaration of Trust, including the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, conversion rights and terms and conditions of redemption described therein.

     8. Nothing herein shall entitle any shareholder of the Fund to any assets of the Trust other than those of the Fund.

     9. The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund or any Class thereof now or hereafter created, or otherwise change the special and relative rights of the Shareholders of the Fund or Class.

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Dated: May ____, 2001



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Paul S. Doherty, as Trustee                      Alan L. Gosule, as Trustee


--------------------------------                 -------------------------------
Walter H. May, Jr., as Trustee                   Thomas J. McInerney, as Trustee


--------------------------------                 -------------------------------
Jock S. Patton, as Trustee                       David W. C. Putnam, as Trustee


--------------------------------                 -------------------------------
Blaine E. Rieke, as Trustee                      John G. Turner, as Trustee


--------------------------------
Richard A. Wedemeyer, as Trustee